Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     This First Amendment To Credit Agreement (this “Amendment”) is entered into as of February 28, 2011, by and among SurModics, Inc., a Minnesota corporation (the “Borrower”), the financial institutions from time to time party to the Credit Agreement (defined below) (the “Lenders”) and Wells Fargo Bank, National Association, a national banking association (in its individual capacity, “Wells Fargo”), and Wells Fargo as sole lead arranger and as administrative agent for the Lenders (in such administrative agent capacity, the “Agent”).
RECITALS
     A. Borrower is currently indebted to Lenders pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Lenders dated as of February 27, 2009, as amended from time to time (“Credit Agreement”).
     B. Lenders and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Defined Terms. Capitalized terms used in this Amendment that are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition the following definitions set forth in the Credit Agreement shall be deleted in their entirety and replaced with the following:
          “Acquisition Limit” means $15,000,000.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.
     “Floating Rate” means with respect to any Floating Rate Advances, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be two and a half percent (2.50%) above the LIBOR Base Rate applicable to a 30-day Interest Period, and (iii) the Federal Funds Rate plus one and one-half of one percent (1.50%).

     “Revolving Loan Commitment” means $15,000,000.00.
     “Quick Ratio” means for any period the aggregate of unrestricted cash, and unrestricted Marketable Securities (including any “available for sale” Marketable Securities classified as long term for balance sheet purposes and the fair market value of any Marketable Securities classified as “held to maturity” for balance sheet purposes) divided by total current liabilities (including any non-current portion of revolving debt and any outstanding letters of credit), as determined in accordance with GAAP.
     “Termination Date” means the earliest of (a) March 31, 2012, (b) the date on which the Revolving Loan Commitment is terminated by Borrower pursuant to Section 2.11 hereof, or (c) the date on which the Revolving Loan Commitment is terminated by the Lender pursuant to Section 7.2 hereof.
     2. Revolving Loan Facility. Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     (a) Revolving Loan Facility. On the terms and subject to conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time from the date hereof to the Termination Date in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Pro Rata Share of the Letter of Credit Obligations then outstanding, does not exceed the amount of such Lender’s Commitment; provided, however, that no Advance will be made in any amount and no Letter of Credit will be issued which, after giving effect thereto, would cause the Total Outstandings to exceed the Revolving Loan Commitment.
     3. Increases to Revolving Loan Commitment. Notwithstanding anything to the contrary contained in the Credit Agreement, the provisions of Section 2.1(a)(iii) of the Credit Agreement are hereby suspended until further written notice from Agent to Borrower. Borrower acknowledges and agrees that until such notice is received from the Agent, Borrower shall not request any increases to the Revolving Loan Commitment.
     4. Margins/Letter of Credit Fee/Unused Commitment Fee Percentage. Section 2.4(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     (c) The “Margins,” “Letter of Credit Fee” and “Unused Commitment Fee Percentage” from February 28, 2011 through and including the first adjustment occurring as specified below shall be 2.00% for LIBOR Advances, and Letters of Credit and 0.250% for the Unused Commitment Fee Percentage. Commencing on the third Business Day after the Borrower delivers financial statements pursuant to Section 5.1, for each fiscal quarter (each a “Margin/Fee Adjustment Date”), the Margins, the Letter of Credit Fee and Unused Commitment Fee Percentage shall be adjusted, on the basis of the ratio of Borrower’s Funded Debt to EBITDA (as calculated at the end of the previous calendar quarter in accordance with Section 5.2(a)), in accordance with the following table, provided however that the Margin accruing on then existing LIBOR Advances shall not be adjusted.

Funded Debt to		Letter of	Unused Commitment
EBITDA	LIBOR Advances	Credit Fees	Fee Percentage
< 0.75	2.00%	2.00%	0.25%
≥ 0.75 < 1.25	2.25%	2.25%	0.375%
≥ 1.25	2.50%	2.50%	0.50%
Notwithstanding the foregoing, no reduction in the Margins will be made if a Default or an Event of Default exists at the time that such reduction would otherwise be made. If Borrower fails to deliver its financial statements in accordance with Section 5.1, the Margins and fees due under this Section 2.5(c) shall adjust to the highest ratio set forth in the table above beginning on the date that delivery of such financial statement was due under Section 5.1, below.
     5. Minimum Net Income. Section 5.2(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
5.2(c) Minimum EBITDA. The Borrower shall achieve, on a consolidated basis, EBITDA each fiscal quarter of not less than $750,000.
     6. Dividends and Distributions. The following is hereby added to the Credit Agreement as Section 6.12:
6.12 Limitations on Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of its capital stock or the capital stock of any of its Subsidiaries, or make any distribution of cash, property or assets to the holders of shares of capital stock of Borrower or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”), except:
a. the Borrower or any Subsidiary thereof may pay dividends in shares of its own capital stock;
b. any Subsidiary of the Borrower may pay cash dividends to the Borrower; and
c. so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make Restricted Payments:

     (i) without limitation, so long as no Advances are outstanding under the Revolving Loan Facility, and
     (ii) after an Advance is made under the Revolving Loan Facility, in an aggregate amount (including all Restricted Payments made on or after February 28, 2011) not to exceed $15,000,000; provided, however, if Borrower has made Restricted Payments equal to or exceeding $15,000,000 prior to taking or requesting an Advance under the Revolving Loan Facility, Borrower shall not make any additional Restricted Payments without prior written consent of the Agent.
     7. Consent to Disposition of Subsidiary. Notwithstanding the prohibitions contained in Section 6.2 of the Credit Agreement, Wells Fargo, in its capacity as Agent and as a Lender, hereby consents to the Borrower’s disposition of the Stock or all or substantially all of the assets of SurModics Pharmaceuticals, Inc. to one or more third parties. Borrower hereby agrees to give Agent ten (10) days written notice prior to the consummation of any sale related to SurModics Pharmaceuticals, Inc. and further agrees to deliver such documentation related to any such sale as may be requested by the Agent.
     8. Waiver of Default. The Borrower is in default of the following existing provision of the Credit Agreement (collectively, the “Existing Default”):

	Required
Section/Covenant	Performance	Actual Performance
5.2(c) — Minimum Net Income
Fiscal Quarter Ended September 30, 2010	$750,000	($876,492)
Fiscal Year Ended September 30, 2010	$5,000,000	$4,548,198
Upon the terms and conditions set forth in this Amendment, the Bank hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is provided, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.
     9. No Other Changes. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     10. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, and such other matters as the Lender may require, each in substance and form acceptable to the Lender in its sole discretion.

     11. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
(a) The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, not subject to any defense, right of setoff or counterclaim, and to the extent any of the same so exist, each is hereby absolutely and forever waived and released.
(b) The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
(c) All of the representations and warranties contained in Article II of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     12. Release. Borrower, and each Guarantor, by executing the Acknowledgment and Agreement of Guarantors below, hereby absolutely and unconditionally releases and forever discharges Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     13. No Other Waiver. Except as set forth herein, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any security agreement or other document held by the Bank, whether or not known to the Bank and whether or not existing on the date of this Amendment.

     14. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors and the Acknowledgment and Agreement of Subordinated Creditor may be executed in any number of counterparts, and by e-mail or facsimile, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

BORROWER: SURMODICS, INC.
By:	/s/ Phillip D. Ankeny
	Name:	Philip D. Ankeny
	Title:	Senior Vice President and Chief Financial Officer
Address: 9924 West 74th Street
                Eden Prairie, MN 55344-3523
E-mail: pankeny@surmodics.com
Facsimile: (952) 500-7021

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender
By:	/s/ Joshua D. Lucas
	Name:	Joshua D. Lucas
	Title:	Assistant Vice President
Address: Regional Commercial Banking
               MAC N9307-013
               7900 Xerxes Avenue South
               Bloomington, MN 55431
E-mail: joshua.d.lucas@wellsfargo.com
Facsimile: (612) 316-1621
[Signature Page to First Amendment to Credit Agreement dated as of February 28, 2011]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
     The undersigned, each a guarantor of the indebtedness to SurModics, Inc. a Minnesota corporation (the “Borrower”) to the financial institutions from time to time party to the Credit Agreement (the “Lenders”), pursuant to his or its separate Continuing Guaranty, hereby (i) acknowledges receipt of the foregoing First Amendment to Credit Agreement (the “First Amendment”); (ii) consents to the terms (including without limitation the waiver set forth in Paragraph 7 of the First Amendment) and execution thereof; (iii) reaffirms his, her or its obligations to the Lenders pursuant to the terms of his, her or its respective Guaranty; (iv) acknowledges that the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender; and (v) acknowledges to and agrees with the Lenders that no events, conditions or circumstances have arisen or exist as of the date hereof which would give the Guarantor the right to assert a defense, counterclaim and/or setoff to any claim by the Lenders for the payment and performance of the obligations of each of such parties under the Guaranty, or to the extent that any such defense, counterclaim and/or setoff exist as of the date hereof, the same are hereby absolutely and forever waived and released.

Dated: February 28, 2011	Biofx Laboratories, Inc.
	By:	/s/ Bryan K. Phillips
		Name:	Bryan K. Phillips
Its: Secretary

Surmodics Pharmaceuticals, Inc.
	By:	/s/ Arthur J. Tipton
		Name:	Arthur J. Tipton
Its: President